Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (May 1, 2007) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2007. Key financial results for the 2007 first quarter include:
•	Total revenues of $19.0 million

•	Net product sales of $17.0 million, compared with $5.8 million in the prior year period

•	Net loss of $16.4 million, or $0.32 per share, versus a net loss of $19.9 million, or $0.45 per share, in the first quarter of 2006
“In the first quarter, we completed our scale-up and training of the 150 sales representatives that we added through our agreement with inVentiv Health and through internal recruitment. With an expanded field sales force presence, we have begun to increase the frequency of calls detailing ZEGERID® products to our targeted physicians,” said Gerald T. Proehl, president and chief executive officer of Santarus. “As we have previously stated, we believe the expanded sales force will positively impact our sales in the second half of 2007 and supports our objective of achieving total 2008 revenues in excess of $200 million.”
First Quarter 2007 Financial Results
Net product sales were $17.0 million in the first quarter of 2007, increasing approximately 194% over net product sales of $5.8 million in the first quarter of 2006. The 2007 first quarter results consisted of sales of ZEGERID Capsules and ZEGERID Powder for Oral Suspension and the 2006 first quarter results consisted primarily of sales of ZEGERID Powder for Oral Suspension.
Total revenues for the first quarter of 2007 were $19.0 million, consisting of $17.0 million in net product sales and $2.0 million in contract revenue. Santarus reported $6.5 million in total revenues in the first quarter of 2006, including $5.8 million in net product sales and $714,000 in contract revenue.
Santarus reported a net loss of $16.4 million, or $0.32 per share, for the first quarter of 2007, compared with a net loss of $19.9 million, or $0.45 per share, for the first quarter of 2006.
The cost of sales was $1.6 million, or approximately 10% of net product sales, in the first quarter of 2007, compared with $931,000 in the first quarter of 2006, which was approximately 16% of net product sales. The reduction in cost of sales as a percentage of net product sales was primarily attributable to lower manufacturing costs associated with ZEGERID Capsules and certain fixed overhead costs being applied to increased sales volumes.

Santarus reported license fees and royalties of $2.4 million in the first quarter of 2007, which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales. License fees and royalties were $810,000 in the first quarter of 2006.
Research and development expenses for the first quarter of 2007 decreased to $1.6 million, compared with $2.4 million for the first quarter of 2006. The decrease in research and development expenses was primarily attributable to a decrease in manufacturing development activities associated with the capsule and chewable tablet products.
Selling, general and administrative expenses were $30.6 million for the first quarter of 2007, and $23.0 million for the first quarter of 2006. The increase in selling, general and administrative expenses was primarily attributable to costs associated with the company’s sales force expansion.
As of March 31, 2007, Santarus had cash, cash equivalents and short-term investments of $62.0 million, compared with $75.5 million as of December 31, 2006. The decrease of $13.5 million resulted primarily from the company’s net loss for the three months ended March 31, 2007.
Financial Outlook for 2007 and 2008
The company affirmed its expectation that the addition of approximately 150 sales representatives will have a positive impact on revenue, primarily beginning in the second half of 2007 and to a greater extent in 2008. As previously announced, Santarus expects to report total revenues of more than $200 million in 2008 and to achieve breakeven in the second half of that year. The company expects that the incremental financial impact of adding 150 sales representatives will be to increase selling, general and administrative expenses by approximately $30 million to $35 million in 2007. This estimate includes a projection of the fully burdened cost of a sales representative, as well as the related marketing expenditures, including samples, promotional literature and speaker programs associated with the expansion.
Additional Business Highlights
Key first quarter accomplishments and recent highlights include the following:
•	Grew ZEGERID brand total prescriptions to approximately 174,000 in the first quarter of 2007, an increase of 258% versus total prescriptions in the first quarter of 2006, and an increase of 17% over the fourth quarter of 2006.
•	Increased total ZEGERID Capsule prescriptions in the first quarter by 25%, to approximately 142,000 over the 114,000 prescriptions for the fourth quarter of 2006. For the first quarter, ZEGERID Capsule prescriptions represented approximately 82% of total and new ZEGERID brand prescriptions.
•	Increased new prescriptions for the ZEGERID brand by approximately 16% in the first quarter compared to the fourth quarter of 2006. This is slightly higher than the 15% and 14% sequential growth rates of new prescriptions in the third and fourth quarters of 2006, respectively.
•	Reported favorable resolution to a reexamination of U.S. Patent No. 6,699,885, one of five issued U.S. patents covering the ZEGERID family of products. In mid-March, the company received notice that the U.S. Patent and Trademark Office intended to conclude the patent reexamination and confirmed patentability of the ‘885 patent claims, as amended.

Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, May 1, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 5412999. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company currently markets ZEGERID Capsules and ZEGERID Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements, including Santarus’ achievement of future performance and financial results, should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, ZEGERID Capsules, ZEGERID Powder for Oral Suspension and any other products that Santarus or its strategic partners may market; Santarus’ ability to maintain adequate levels of reimbursement from managed care organizations and other third party payors for its ZEGERID products and any future products; Santarus’ dependence on a number of third parties, such as Schering-Plough under the OTC license agreement, Otsuka America under the co-promotion agreement, and inVentiv under the contract sales agreement; the scope and validity of patent protection for Santarus’ products and Santarus’ and its strategic partner’s ability to commercialize products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents and short-term investments	$62,000	$75,534
Accounts receivable, net	8,879	7,134
Inventories, net	6,581	6,979
Other current assets	2,250	1,243

Total current assets	79,710	90,890
Long-term restricted cash	1,400	1,700
Property and equipment, net	479	334
Other assets	587	704

Total assets	$82,176	$93,628

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$27,766	$22,534
Allowance for product returns	1,767	1,623
Current portion of deferred revenue	7,722	7,722

Total current liabilities	37,255	31,879
Deferred revenue, less current portion	13,513	15,444
Total stockholders’ equity	31,408	46,305

Total liabilities and stockholders’ equity	$82,176	$93,628

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Product sales, net	$17,027	$5,790
Contract revenue	1,931	714

Total revenues	18,958	6,504
Costs and expenses:
Cost of sales	1,647	931
License fees and royalties	2,384	810
Research and development	1,634	2,372
Selling, general and administrative	30,647	23,028

Total costs and expenses	36,312	27,141

Loss from operations	(17,354)	(20,637)
Interest and other income, net	918	712

Net loss	$(16,436)	$(19,925)

Basic and diluted net loss per share	$(0.32)	$(0.45)

Weighted average shares outstanding to calculate basic and diluted net loss per share	50,705,298	44,670,257
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